EXHIBIT 99.1

Item 6. Selected Financial Data

Set forth below is selected financial data on a historical basis for the Company for the five most recent fiscal years ended April 30. This information should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this Exhibit 99.1.

	(in thousands, except per share data)
	2011	2010	2009	2008	2007
Consolidated Income Statement Data
Revenue	$237,185	$231,315	$228,320	$209,478	$186,470
Gain on sale of real estate, land, and other investments	$19,365	$68	$54	$556	$4,602
Income from continuing operations	$4,391	$5,155	$10,388	$14,459	$14,335
Income (loss) from discontinued operations	$19,960	$(570)	$325	$1,170	$4,048
Net income	$24,351	$4,585	$10,713	$15,629	$18,383
Net income attributable to noncontrolling interests – Operating Partnership	$(4,449)	$(562)	$(2,227)	$(3,677)	$(4,299)
Net income attributable to Investors Real Estate Trust	$20,082	$4,001	$8,526	$12,088	$14,110
Consolidated Balance Sheet Data
Total real estate investments	$1,458,245	$1,500,889	$1,472,575	$1,456,178	$1,316,534
Total assets	$1,615,363	$1,660,930	$1,605,091	$1,618,026	$1,435,389
Mortgages payable	$993,803	$1,057,619	$1,070,158	$1,063,858	$951,139
Revolving lines of credit	$30,000	$6,550	$5,500	$0	$0
Total Investors Real Estate Trust shareholders’ equity	$411,690	$409,523	$333,009	$344,074	$284,810

Consolidated Per Common Share Data (basic and diluted)
Income from continuing operations - Investors Real Estate Trust	$.02	$.04	$.10	$.17	$.18
Income (loss) from discontinued operations - Investors Real Estate Trust	$.20	$(.01)	$.01	$.01	$.06
Net income	$.22	$.03	$.11	$.18	$.24
Distributions	$.69	$.68	$.68	$.67	$.66

CALENDAR YEAR	2010	2009	2008	2007	2006
Tax status of distributions
Capital gain	0.00%	0.09%	0.00%	1.49%	1.22%
Ordinary income	28.53%	39.17%	53.43%	51.69%	42.01%
Return of capital	71.47%	60.74%	46.57%	46.82%	56.77%
For the fiscal year ended April 30, 2011, IRET recognized approximately $25.7 million of net capital gain for federal income tax purposes. IRET designates the entire $25.7 million of net capital gain as capital gain dividends.